EXHIBIT 99.1

STRATA Skin Sciences to Present at Two Upcoming Investor Conferences

HORSHAM, Pennsylvania September 8, 2020 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN) (“STRATA”), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced Dr. Dolev Rafaeli, Chief Executive Officer will present at the following investor conferences:

Colliers Securities 5thAnnual Institutional Investor Conference
Date:	Thursday, September 10, 2020
Format:	1x1 meetings

H.C. Wainwright 22nd Annual Global Investment Conference
Date:	Tuesday, September 15, 2020
Time:	3:30 pm Eastern Time
Format:	Virtual Presentation

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases, which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatments to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC business has used this proven DTC model to grow its domestic dermatology partner network to over 789 clinics, with a worldwide installed base of over 2,000 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

Investor Contacts:

Matthew Hill, Chief Financial Officer	Chuck Padala, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	646-627-8390
ir@strataskin.com	chuck@lifesciadvisors.com